UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2012

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

As previously disclosed, on August 8, 2012, Royal Gold, Inc. (“Royal Gold” or the “Company”) and one of its wholly-owned subsidiaries entered into a First Amendment (the “First Amendment”) to the Amended and Restated Purchase and Sale Agreement, dated December 14, 2011 (the “Amended and Restated Agreement”), by and among Royal Gold and its subsidiary, and Thompson Creek Metals Company Inc. (“Thompson Creek”) and one of Thompson Creek’s wholly-owned subsidiaries. Among other things and subject to certain conditions, Royal Gold agreed to purchase an additional 12.25% of the payable gold from the Mt. Milligan copper-gold project in exchange for $200 million, of which $75 million was payable shortly after the effectiveness of the First Amendment. Thompson Creek intends to use the proceeds to finance a portion of the construction of the Mt. Milligan project and related costs.

On August 10, 2012, all of the conditions to the effectiveness of the First Amendment were satisfied and Royal Gold closed the transaction.  In connection with the closing, Royal Gold’s subsidiary entered into a Second Amendment to the Intercreditor Agreement by and among Royal Gold’s subsidiary, Thompson Creek’s subsidiary and JPMorgan Chase Bank, N.A. dated as of December 10, 2010, which updates certain provisions of the Intercreditor Agreement to reflect the adoption of the First Amendment and is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference. Royal Gold made the $75 million payment required by the First Amendment on August 15, 2012.

Pursuant to the First Amendment, Royal Gold increased its aggregate investment in the Mt. Milligan project (including amounts previously funded under the Amended and Restated Agreement and commitments for future funding) from $581.5 million to $781.5 million. Royal Gold is now entitled to purchase a total of 52.25% of the payable ounces of gold produced from the Mt. Milligan project at the same purchase price as currently set forth in the Amended and Restated Agreement, which is equal to the lesser of $435, with no inflation adjustment, or the prevailing market price for each payable ounce of gold (regardless of the number of payable ounces delivered to Royal Gold).

The amount of future scheduled payments to Thompson Creek under the Amended and Restated Agreement increased from $216.9 million to $326.9 million, including the $75 million payment made on August 15, 2012. Future scheduled quarterly payments have been revised to total $251.9 million, with $45 million due September 1, 2012, $95 million due December 1, 2012, $62 million due March 1, 2013, $37 million due June 1, 2013 and $12.9 million due September 1, 2013. Royal Gold’s obligation to make these quarterly payments is subject to the satisfaction of certain conditions included in the Amended and Restated Agreement and the First Amendment (including that the aggregate amount of historical payments made by Royal Gold plus the applicable quarterly payment is less than the aggregate costs of developing the Mt. Milligan project incurred or accrued by Thompson Creek as of the date of the applicable quarterly payment).  In the event that a quarterly payment is postponed as a result of the failure by Thompson Creek to satisfy a condition precedent, all subsequent quarterly payments will be adjusted forward one full calendar quarter until such time as all conditions precedent have been satisfied for the next scheduled quarterly payment.

The foregoing description of the terms of the First Amendment is qualified in its entirety by the First Amendment, which is filed as an exhibit to a Form 8-K filed on August 9, 2012 and incorporated into this Item 1.01 by reference.  Royal Gold first announced the Amended and Restated Agreement in a press release on December 15, 2011 and filed the Amended and Restated Agreement as an exhibit to a Form 8-K filed on December 15, 2011.

Mt. Milligan is an open pit copper-gold project that is in the advanced stages of construction. Thompson Creek estimates that commercial production will commence in late calendar 2013. According to a National Instrument 43-101 technical report regarding the Mt. Milligan project filed on the System for Electronic Document Analysis and Retrieval (SEDAR) under Thompson Creek’s profile on October 13, 2011, proven and probable reserves total 482 million tonnes (0.20% copper; 0.39 g/t gold), containing 2.1 billion pounds of copper and 6.0 million ounces of gold, which reserves are estimated to support a mine life of approximately 22 years, with the project estimated to produce approximately 194,000 ounces of gold per year over the life of the mine, including estimated average production of 262,500 ounces of gold annually during the first six years of operation.

Item 2.01  Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the right and obligation of Royal Gold to purchase 52.25% of the payable gold produced from the Mt. Milligan project pursuant to the Amended and Restated Agreement and the First Amendment is incorporated into this Item 2.01 by reference.

Item 8.01  Other Events

On August 13, 2012, Royal Gold issued a press release announcing the closing of the First Amendment.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to the Intercreditor Agreement by and among JPMorgan Chase Bank, N.A., RGLD Gold AG and Terrane Metals Corp. dated as of August 10, 2012.
99.1	Press Release dated August 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: August 16, 2012	By:	/s/ Bruce C. Kirchhoff
	Name:	Bruce C. Kirchhoff
	Title:	Vice President and General Counsel

Exhibit Index

10.1	Second Amendment to the Intercreditor Agreement by and among JPMorgan Chase Bank, N.A., RGLD Gold AG and Terrane Metals Corp. dated as of August 10, 2012.
99.1	Press Release dated August 13, 2012.